EXHIBIT 10.8



            PENTAIR, INC. OUTSIDE
DIRECTORS NONQUALIFIED STOCK OPTION PLAN
(as amended and restated effective January 15, 1998)


     1. Purpose. The purposes of this Plan are to (i) encourage stock ownership by Outside Directors of the Company through the granting of nonqualified stock options to purchase shares of Pentair, Inc. Common Stock, (ii) provide an incentive to the directors to continue to serve the Company and (iii) aid the Company in continuing to attract qualified director candidates.

     Options granted under the Plan will not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended
(the "Code"). The exercise of options is necessarily speculative, and the Company gives no assurance as to the future value of Stock.

     2.   Definitions.

     a. "Company" means Pentair, Inc. and any first-tier or second-tier subsidiary, including a joint venture partially owned by a subsidiary.

     b.   "Board" means the Board of Directors of Pentair, Inc.

     c.   "Plan" means the Outside Directors Nonqualified
Stock Option Plan.

     d. "Optionee" means an Outside Director who has entered into an option agreement.

     e. "Outside Director" means any member of the Board who is not also an employee of the Company.

     f.   "Stock" means Pentair, Inc, Common Stock.

     3. Administration. The Plan shall be administered by the Board.

     4.   Selection of Optionees.  The Board shall select the
Outside Directors to be granted options to acquire Stock, the number of shares to be covered by the option and the terms of the option. As soon as practicable after selection by the Board, each Outside
Director so selected will be notified and be given an opportunity to accept an option agreement.

     5.   Grant of Option.

     a.   Number of Shares.  Subject to the provisions of
Article 12, the maximum number of shares as to which options may be granted under the Plan shall be 175,000 shares of Stock.

     b. Determination of Grant. The number of shares for which options may be granted to any one Outside Director in any year pursuant to the Plan shall be determined according to the following formula:

     Each Outside Director's Annual Director Compensation (i.e., the sum of all annual retainer and meeting fees calculated to be earned over the ensuing calendar year) shall be multiplied by 40%, the result of which shall be divided by the product of
     (i) the fifteen (15) day average trading price of Stock for the period ending on the December 31 preceding the date of any grant made under the Plan, and (ii) the Black-Scholes ratio for Stock as of the same period end, as determined by a nationally recognized independent compensation consultant retained by the Company; provided, however, that the number of shares for which options may be granted to any one director shall not be less than 1,000 shares. The formula is stated arithmetically as follows:

40% x Annual Director Compensation //(12/31 15-day average trading price)X
(Black-Scholes Ratio)      =   ANNUAL GRANT

Each option granted shall be exercisable only within ten (10) years from the date of grant and shall be first exercisable for one-third of the number of shares for which options were granted following the first anniversary of the date of grant, an additional one-third following the second anniversary and the final one-third following the third anniversary.

     c. Reload Options. Options granted under the Plan with ten (10) year terms which are exercised by a stock swap not later than the fifth anniversary of the date of grant may be eligible for grant of a reload option, at the discretion of the Board. Any such reload option shall be for a term equal to the remainder of the original term to which the reload option relates and shall have an exercise price of no less than the fair market value of Stock, determined as of the date of the stock swap.

     The grant of reload options pursuant to the provisions of this
Article 5(c) shall be determined annually by the Board and each eligible Optionee will be notified and given an opportunity to accept an option agreement. Grants of reload options shall be subject to the maximum number of shares authorized and available under the Plan as described in Article 5(a).

     d. Exercise Price. The price to be paid upon the exercise of each option granted under the Plan shall be no less than the fair market value of Stock, determined as of the date the option is granted.

     e. Fair Market Value. For purposes of this Article 5, the fair market value of Stock shall mean the closing price of a share of Stock on the relevant date as reported by the New York Stock
Exchange, or as otherwise determined using procedures established by the Board.

     f.   Amendments to Article 5.  The provisions of this
Article 5 may not be amended more than once every six (6) months, other than to comport with changes in the Code, the Employee
Retirement Income Security Act, or the rules and regulations promulgated under either of them.

     6. Effective Date and Period of Plan. The Plan is effective for a period of ten (10) years from January 15, 1998.

     7. Period of Option. The term of any option issued pursuant to the Plan shall not exceed ten (10) years from the date granted (or in the case of an option granted pursuant to Article 12, ten
(10) years from the date the substituted option was granted by the predecessor corporation), but may extend beyond the termination of this Plan.

     Each option shall become exercisable at such time or times and in the manner determined by the Board when granting it, as may be modified by the Board at any time thereafter, providing such modification does not postpone exercise of the option.

     8.   Termination.

     a. Death or Permanent Disability of Optionee. In the event of death or permanent disability of an Optionee while a member of the Board, and prior to the time an option has been fully exercised, any option which has not then expired by its terms shall be exercisable only within the six (6) months immediately succeeding the date of death or disability and then only (i) by the person or persons to whom the Optionee's rights under the option shall pass by will or the laws of descent and distribution, and (ii) to the extent the Optionee was entitled to exercise the option at the date of death or disability. Permanent disability shall be as defined in Code section 105.

     b. Termination for Reasons Other than Death or Permanent Disability. Upon removal of an Optionee from the Board for reasons other than death or permanent disability, all options hereunder will terminate within thirty (30) days of the date of the Optionee's removal from the Board unless the Board in its discretion prescribes a later date.

     9.   Transferability.

     a. Options Not Transferable. Each option granted under this Plan shall be nontransferable other than on the death of the Optionee by will or by operation of the laws of descent and distribution of the state in which the Optionee is domiciled on the date of death. Options shall be exercisable during the Optionee's lifetime only by the Optionee.

     b. Transfer Restrictions. Each share of Stock acquired by exercise of an option under this Plan shall be subject to such restriction on transfer as the Board shall determine is necessary to comply with the Securities Act of 1933, as amended. Stock certificates evidencing such shares shall bear an appropriate restrictive legend. No Stock may be sold, transferred, hypothecated or otherwise disposed of in violation of such restriction.

     10.  Payment.

     a. General. Full payment for all Stock to be acquired pursuant to the exercise of an option shall be made at the time such option, or any part thereof, is exercised, except that the Board may permit deferred payment if at least the minimum interest rate required under Code section 483 is charged. Payment shall be made in cash or in one of the alternative forms specified below.

     b. Payment with Options. In lieu of paying cash for the exercise price, the Optionee may pay such exercise price by transferring to the Company a sufficient number of outstanding options. The cash derived from the transfer of options for payment of such exercise price will be equal to the appreciated value of the options, measured by the excess of the current market value of the Stock over the exercise price of the option.

     c. Payment in Stock. Shares of Stock also may be exchanged in payment for the exercise price due upon exercise of an option. For this purpose, the value of the Stock will be the fair market value as of the date of exercise. Any such transfer of Stock must be in whole shares; the Optionee may not transfer fractional shares of Stock.

     11. Form of Option. The form of option granted pursuant to the Plan and the contents of the option agreement shall be determined by the Board subject to the provisions of the Plan.

     12. Anti-dilution. If the number of outstanding shares of Stock shall be changed in number or class by reason of split-ups, combinations, mergers, consolidations recapitalizations or the declaration of a Stock dividend, the number and class of shares as to which options may thereafter be granted, and the number and class of shares then subject to outstanding options, shall be adjusted proportionately to the nearest whole share. In addition, the price per share payable upon exercise of each outstanding option also shall be adjusted proportionately to reflect any such adjustment in the number of shares then subject to outstanding options. Any adjustment made pursuant to this Article 12 shall be determined in the sole discretion of the Board, provided, however, that no adjustment shall be made in the number of shares subject to outstanding options for Stock dividends in any calendar year which, in the aggregate, do not exceed three percent (3%) of the total number of shares of such Stock outstanding on the record date used to determine the stockholders entitled to receive the latest such dividend in such calendar year.

     13. Modification and Termination. The Board may, at any time, terminate, modify or suspend the Plan.

     14. Interpretation of Plan. Full power and authority to construe, interpret and administer the Plan and all option contracts issued thereunder shall be vested in the Board. Decisions of the Board shall be final, conclusive and binding upon all parties, including the Company, the stockholders and Optionees.

     15. Expenses of Administration. The expenses of administering this Plan shall be borne by the Company.

     16.  Removal from Board.  The fact that an Outside
Director has been granted an option under this Plan shall not affect or qualify the right of the Board or the shareholders of the Company to remove such individual from the Board consistent with the provisions of the Company's Articles of Incorporation or By-Laws, or under applicable provisions of Minnesota law.



     IN WITNESS WHEREOF, this Plan, as amended and restated effective January 15, 1998, has been executed this _____ day of __________, 1998.


PENTAIR, INC.


By ________________________________________
       Its:  Chief Executive Officer

By ________________________________________
       Its:  Secretary